Exhibit 2

ASSIGNMENT AGREEMENT

          This ASSIGNMENT AGREEMENT (this “Agreement”), dated as of December 19, 2003, between KD PARTNERS II, a Cayman Islands partnership (“Assignor”), and JACOBSON PARTNERS (“Assignee”), a New York partnership, for the benefit of the individuals and entities listed on the attached Exhibit A (the “Beneficial Owners”).

W I T N E S S E T H:

          WHEREAS, Assignor and a number of other partnerships and entities (the “Kellner Funds”) controlled, directly or indirectly, by George A. Kellner (“Kellner”), will be liquidated immediately upon the completion of the transactions contemplated by this Agreement, and all assets held by the Kellner Funds (including all of their respective shares of common stock of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”)), will be distributed pro rata to the partners, direct and indirect, of the Kellner Funds (the “Liquidation”);

          WHEREAS, prior to the Liquidation, Assignee, on behalf of the Beneficial Owners, offered to purchase the Company shares from Assignor, at the direction of such partners, for $0.88 per share, the subscription price applicable to the common stock component of the Company’s rights offering, completed May, 2003 (the “Offer”); and

          WHEREAS, partners, direct and indirect, of Assignor (the “Selling Partners”) entitled to receive an aggregate amount of 187,276 Company shares (the “Shares”) pursuant to the Liquidation have accepted the Offer.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Sale of Shares. Pursuant to directions received from the Selling Partners, Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee, the Shares. Assignor agrees to deliver to Assignee all duly executed stock powers and other transfer documents that Assignee or its agents require to effectuate the transfer of Shares contemplated by this Agreement.

     2. Purchase of Shares; Consideration. Assignee hereby purchases the shares from Assignor for an amount equal to $164,802.88 (the “Purchase Price”). The Purchase Price will be delivered to Assignor by wire transfer or check of immediately available funds. Upon the Liquidation, Assignor will distribute the Purchase Price to the Selling Partners in accordance with such partner’s pro rata interest in Assignor.

     3. Beneficial Owners. Assignee is purchasing the Shares for the benefit of the Beneficial Owners.

     4. Successors and Assigns. This Agreement and the covenants and agreements set forth herein shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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     5. Further Assurances. From time to time, at either party’s request and without further consideration, the other party will execute and deliver or cause to be executed and delivered such other instruments and take such other actions as the requesting party or its counsel may reasonably request to carry out the purpose and intention of this Agreement.

     6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

     7. Amendment. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto.

     8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KD PARTNERS II, a Cayman Island partnership

By:	KD Special Situations Partners, Its: Investment General Partner

By:

George A. Kellner, Managing Partner

JACOBSON PARTNERS, a New York partnership

By:

Benjamin R. Jacobson, Managing Partner

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Exhibit A

Beneficial Owners

Name of Beneficial Owner	Number of Company Shares

Brandywine Private Equity Partners	157,899
Benjamin R. Jacobson	29,377

Total	187,276

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